EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000
For Immediate Release	For information contact:
Edward R. (Jack) Cameron (CEO)
Linda A. Koenig (CFO)
(952) 930-9000

Richard G. Cinquina
Equity Market Partners
(904) 415-1415

Appliance Recycling Centers of America Reports

First Quarter Results

Minneapolis, MN—May 4, 2006—Appliance Recycling Centers of America, Inc. (Nasdaq:  ARCI) today reported sales of $17,916,000 for the first quarter of 2006 ended April 1, an increase of 6% from $16,909,000 in the year-earlier period. ARCA’s net loss for this period came to $678,000 or $0.16 per share, compared to the net loss of $433,000 or $0.10 per share in the first quarter of 2005.

Same-store sales of the 11 ApplianceSmart factory outlets that were open during the complete first quarters of 2006 and 2005 increased 4%, while total retail sales rose 6% to $15,837,000. ApplianceSmart’s third factory outlet in the Atlanta market will open in this year’s second quarter, bringing the total number of stores to 14 nationally.

First quarter recycling revenues of $1,763,000 were substantially unchanged from the level in the year-earlier period. Utilities generally increase their advertising support in the second quarter, which is expected to have a positive impact on recycling volumes. ARCA has submitted a proposal for an extension of the appliance recycling program sponsored by Southern California Edison Company for the years 2006 through 2008. This proposal covers substantially the same southern California territory as the 2004-2005 program, which has been rolled over into 2006, pending approval of ARCA’s proposal by California’s Public Utilities Commission. ARCA also has submitted a proposal for renewing its appliance recycling program with San Diego Gas & Electric.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “ARCA’s results were affected by seasonal conditions that typically cause the first quarter to be ApplianceSmart’s weakest period of the year. In addition, we temporarily delayed planned newspaper advertising in our large Minnesota market until we negotiated more favorable advertising rates. We also believe high gasoline prices and rising interest rates could have affected the discretionary purchasing decisions of our value-conscious customer base. The second and third quarters are typically ApplianceSmart’s seasonally strongest periods, and we entered the second quarter with increased advertising support to coincide with this anticipated strengthening. While the impact of national economic conditions on our customers remains a concern, we believe the second quarter should be a stronger period for our retail operation.”

About ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of May 2006, ApplianceSmart was operating 13 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Atlanta market; two in San Antonio, Texas and one in Los Angeles. ARCA is also one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web sites at www.arcainc.com and www.appliancesmart.com.

Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF OPERATIONS

1st Quarter 2006 Results

(000’s omitted except for share amounts)

	Three months ended
	April 1 2006	April 2 2005
Revenues
Retail	$15,837	$14,911
Recycling	1,763	1,754
Byproduct	316	244
Total revenues	17,916	16,909

Cost of Revenues	12,692	11,806

Gross profit	5,224	5,103

Selling, General & Administrative Expenses	5,665	5,338
Operating loss	(441)	(235)

Other Expense
Other expense	(3)	(2)
Interest expense	(234)	(196)

Loss before provision for income taxes	(678)	(433)

Provision for (Benefit of) Income Taxes	—	—

Net loss	$(678)	$(433)

Basic Loss per Common Share	$(0.16)	$(0.10)

Diluted Loss per Common Share	$(0.16)	$(0.10)

Basic Weighted Average No. of Common Shares Outstanding	4,322	4,144

Diluted Weighted Average No. of Common Shares Outstanding	4,322	4,144

Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

As of April 1, 2006

(000’s)

	April 1, 2006	December 31, 2005
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$2,614	$2,095
Receivables - net of allowance of $252,000	2,063	2,896
Inventories, net of reserves of $255,000 and $379,000 respectively	12,746	11,900
Deferred income taxes	393	393
Other current assets	296	449
Total Current Assets	18,112	17,733
Property and Equipment, at cost
Land	1,140	2,050
Building and Improvements	2,220	4,501
Equipment	6,320	6,299
	9,680	12,850
Less accumulated depreciation	6,195	6,798
Net property and equipment	3,485	6,052
Asset Held for Sale, Net	2,437	—
Other assets	357	356
Restricted cash	50	350
Total Assets	$24,441	$24,491

Liabilities and Shareholders’ Equity
Current Liabilities
Line of credit	$6,357	$6,125
Current maturities of long term obligations	399	262
Accounts payable	4,499	3,868
Accrued expenses	3,343	3,541
Income taxes payable	58	58
Total Current Liabilities	14,656	13,854
Long-Term Obligations, less current maturities	4,626	4,823
Deferred Income Tax Liabilities	393	393
Total Liabilities	19,675	19,070

Shareholders’ Equity
Common stock, no par value; authorized 10,000,000 shares; issued and outstanding 4,328,000 and 4,320,000 shares respectively	14,863	14,840
Accumulated Deficit	(10,097)	(9,419)
Total Shareholders’ Equity	4,766	5,421
Total Liabilities and Shareholders’ Equity	$24,441	$24,491